EXHIBIT 23

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-22023 and 333-16997) of Overseas Filmgroup, Inc. of our report dated March 31, 2000 except for Note 6, which is as of April 10, 2000 appearing on page F-1 of this Annual Report on Form 10-K.

/s/ PRICEWATERHOUSECOOPERS LLP
--------------------------------
PRICEWATERHOUSECOOPERS LLP
Los Angeles, California
April 14, 2000